Exhibit 99.1


         Greenfield Online Announces Third Quarter Financial Results

  Net revenue increased 70% in the third quarter of 2004 over the prior year period to $12.0 million

 Gross profit increased 112% in the third quarter of 2004 over the prior year period to $9.5 million

 Operating income increased to $2.3 million in the third quarter of 2004 over the prior year period

  Net income increased to $1.2 million in the third quarter of 2004 over the prior year period

    WILTON, Conn., Nov. 3 /PRNewswire-FirstCall/ -- Greenfield Online, Inc (Nasdaq: SRVY), a leading independent provider of Internet survey solutions to the global marketing research industry, today reported financial results for the third quarter ended September 30, 2004.
    Net revenue for the third quarter ended September 30, 2004 was $12.0 million, a 70% increase compared to $7.0 million for the third quarter ended September 30, 2003. Revenue for the nine months ended September 30, 2004 was $30.9 million, a 76% increase compared to $17.6 million for the nine months ended September 30, 2003.
    Gross profit for the third quarter ended September 30, 2004 was $9.5 million, or 79% of revenue, and increased 112% compared to $4.5 million, or 63% of revenue, in the same period a year ago. Gross profit for the nine months ended September 30, 2004 was $23.4 million, or 76% of revenue, and increased 103% compared to $11.5 million, or 66% of revenue in the same period a year ago.
    Adjusted EBITDA, a non-GAAP financial measure, for the third quarter ended September 30, 2004 increased 176% to $3.0 million compared to $1.1 million in the same period a year ago. Adjusted EBITDA for the nine months ended September 30, 2004 increased 136% to $6.9 million compared to $2.9 million for the same period a year ago. Adjusted EBITDA is reconciled to GAAP net income in the section entitled "Non-GAAP Financial Measure" below.
    Operating income for the third quarter ended September 30, 2004 increased to $2.3 million from $480,000 in the same period a year ago. Operating income for the nine months ended September 30, 2004 increased to $4.7 million from $1.1 million for the same period a year ago.
    Net income for the third quarter of 2004 increased to $1.2 million compared to $335,000 for the third quarter of 2003. Net income for the nine months ended September 30, 2004 increased to $3.3 million compared to $1.2 million in the same period a year ago. The third quarter of 2004 includes a non-recurring, non-operating write-off of approximately $1.0 million to related-party interest expense of a debt discount on Series C-2 Preferred Stock redeemed in connection with the Company's initial public offering.
    Dean Wiltse, Greenfield Online's President and Chief Executive Officer, commented, "This was another strong quarter for us, with results reaching the high end of prior guidance. We achieved 70% year-over-year revenue growth, a 19% operating margin and a 25% adjusted EBITDA margin. Our revenue and the overall growth in the number of projects this quarter reflect the growing demand for our survey solutions from marketing research companies. Our acquisition of the Opinion Surveys.com panel and related assets, which we announced in August, was completed in October, and added another 1.1 million households to our panel. With a total of 3.4 million households, representing approximately 8 million individuals, we now have one of the industry's largest panels, with the incremental capacity and panel depth to continue to meet customer demand."
    Sales bookings in the third quarter, defined as new signed contracts for online survey work, reached $12.5 million, up 87% over the same period a year ago and up 3% from the second quarter. Bid volume, defined as the total value of online survey projects submitted for bid by clients, during the three months ended September 30, 2004 was $77 million, up 107% over the same period a year ago and up 16% from the second quarter. Fourth-quarter backlog, defined as signed contracts for online survey projects to be completed and delivered to clients during the three months ending December 31, 2004, is approximately $10 million as of November 3, 2004.
    Bob Bies, Greenfield Online's Executive Vice President and Chief Financial Officer, commented, "Our results continue to reflect the significant operating leverage we have achieved in our business. Our incremental revenues of $13.3 million on a year-to-date basis over last year, have converted to incremental adjusted EBITDA of $4.0 million. This was achieved while making significant operational and panel investments in the U.S., Canada, Europe and India, while also bearing the material incremental costs of operating as a publicly traded company."

    Guidance Looking Forward
    The following statements regarding future financial performance are based on current expectations. These statements are forward looking. Actual results may differ materially, especially in the current economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed by the Company after the date of this release.
    Wiltse commented, "We remain confident in our business based on the level of sales bookings we have entering the fourth quarter. Demand continues to increase as more marketing research companies understand the numerous and compelling benefits Greenfield Online's Internet survey solutions offer. As we enter the fourth quarter of 2004, we expect continued sequential growth in revenue and operating income based on sales bookings and our backlog. For the fourth quarter of 2004, we expect revenue in the range of $13.4 million to $13.6 million compared to $8.3 million in the fourth quarter of 2003, representing growth of approximately 61% to 64%. We expect operating income for the fourth quarter of 2004 to be in the range of $2.4 million to $2.5 million compared to $618,000 in the fourth quarter of 2003. We expect adjusted EBITDA for the fourth quarter of 2004 to be in the range of $3.2 million to $3.4 million compared to $1.4 million in the fourth quarter of 2003. Net income for the fourth quarter of 2004 is expected to be in the range of $2.3 million to $2.4 million compared to $414,000 in the fourth quarter of 2003."
    "For the fiscal year 2004, we expect revenue in the range of $44.3 million to $44.5 million, compared to $25.9 million for 2003, representing growth of approximately 71% to 72%. We expect operating income for the fiscal year 2004 to be in the range of $7.1 million to $7.2 million, compared to $1.7 million in 2003. We expect adjusted EBITDA for the fiscal year 2004 to be in the range of $10.1 million to $10.3 million compared to $4.4 million in 2003. Net income for the fiscal year 2004 is expected to be in the range of $5.6 million to $5.7 million (including the aforementioned $1.0 million of Series C-2 Preferred Stock debt discount write-off) compared to $1.6 million in 2003."

    Year 2005 Guidance
    Dean Wiltse commented, "For the fiscal year 2005, we expect revenues in the range of $67 to $71 million and operating margins of approximately 24%."

    EPS Guidance for 2004
    In conjunction with the initial public offering, which was completed on July 16, 2004, the Company redeemed its Series C-2 Preferred Stock and converted its Series B Preferred Stock into Common Stock.
    The Series C-2 Preferred Stock carried an unamortized discount of approximately $1.0 million as of the date of the IPO, which generally accepted accounting principles require to be recorded to related party interest expense as a one time charge. This charge was taken in the third quarter of 2004.
    The Series B Preferred Stock carried certain redemption features, which under GAAP required the Company to take a deduction below net income in computing fully diluted EPS and net income available for common stockholders. This adjustment amounts to approximately $28.1 million and reflects the difference between the carrying value of the Series B Preferred Stock and the value received by the Series B Preferred stockholders when the Series B Preferred shares were converted to Common Stock at the IPO. This is a non-recurring, non-operating and non-cash EPS adjustment and was taken in the third quarter of 2004.
    For purposes of reflecting for the third quarter 2004 EPS and guidance for the full fiscal year 2004, the table below sets forth pro forma EPS information assuming that the IPO occurred on January 1, 2004. In the IPO, we issued 4.0 million new shares of Common Stock for cash and we converted 10.4 million shares of Preferred Stock to Common Stock. In addition, the table sets forth full fiscal year 2004 EPS guidance calculated using GAAP:

             (All figures are unaudited and are in thousands except EPS data)

                                                        Pro
                                     Actual    Actual  Forma Forecast Forecast
    EPS Guidance Assuming IPO           Q-1       Q-2    Q-3      Q-4   Total
     at 1-01-04                        2004      2004   2004     2004    2004

    Net Income                         $325    $1,727  $2,292  $2,350  $6,694

    EPS - Basic                       $0.02     $0.10   $0.14   $0.14   $0.40
    EPS - Fully Diluted               $0.02     $0.10   $0.13   $0.14   $0.39

    Weighted Average Shares
     Outstanding
    Basic                            16,463    16,463  16,463  16,690  16,565
    Fully Diluted                    17,206    17,206  17,306  17,351  17,304


     Note: These EPS calculations assume that the IPO occurred at January 1, 2004. For 3Q04, pro forma net income includes the addback of the write off of unamortized discount on the C-2 preferred stock.

                                   Actual  Actual Pro Forma Forecast Forecast
                                       Q-1    Q-2       Q-3     Q-4     Total
    GAAP EPS Guidance                 2004   2004      2004    2004      2004

    Net Income                       $325  $1,727    $2,292  $2,350    $6,694

    Adjustments Related to
     Preferred Securities Required
     by GAAP

    Write-off of Unamortized
     Discount on C-2 Preferred                       (1,049)           (1,049)
    Charge to Common Stockholders
     for  Series B Preferred
     Beneficial Conversion at IPO                   (28,054)          (28,054)
    Cumulative Dividends on Series
     B Preferred                     (168)   (168)      (46)             (382)
    Income Allocable to
     Participating Preferred
     Securities                      (131) (1,302)     (131)           (1,564)

    Net Income Available to Common
     Shareholders                     $26    $257  $(26,988) $2,350  $(24,355)

    EPS Basic                       $0.01   $0.13    $(1.91)  $0.14    $(2.79)
    EPS Diluted                     $0.01   $0.10    $(1.91)  $0.14    $(2.79)

    Weighted Average Shares
     Outstanding
    Basic                           2,054   2,052    14,145  16,690     8,735
    Fully Diluted                   3,046   2,693    14,969  17,351     9,515


    Non-GAAP Financial Measure
    We define adjusted EBITDA as earnings before interest expense, other income, income taxes, depreciation and amortization and stock based compensation. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We are presenting adjusted EBITDA because it provides an additional way to view our operations, when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of non-cash depreciation and amortization expenses; (ii) we believe that investors will find it useful in assessing our ability to service or incur indebtedness; and (iii) we use adjusted EBITDA internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA has limitations and you should not consider adjusted EBITDA in isolation from or as an alternative to GAAP measures such as net income, cash flows from operating activities and consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The following table sets forth the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income, our most directly comparable financial measure presented in accordance with GAAP.


                                         Three Months Ended  Nine Months Ended
                                                Sept. 30,          Sept. 30,

    Net Income                              1,243      335    3,295    1,234

    Interest Expense - Net                  1,017      128    1,187      365
    Tax Provision                              51       17      193       80
    Depreciation and Amortization             488      348    1,126    1,016

    EBITDA                                  2,799      828    5,801    2,695

    Other Income (See Note)                                             (600)
    Stock-based compensation                  250      277    1,098      830

    Adjusted EBITDA                         3,049    1,105    6,899    2,925


    Note: Other Income relates to gain on sale of Custom Research Business.


                                         Midpoint
                                         Guidance           Midpoint
                                         3 Months  3 Months Guidance  Actual
                                           Dec 31,   Dec 31,    Year    Year
                                             2004      2003    2004     2003


    Net Income                              2,350      414     5,645    1,648

    Interest Expense - Net                    (36)     130     1,151      495
    Tax Provision                             150       70       343      150
    Depreciation and Amortization             600      376     1,726    1,392

    EBITDA                                  3,064      990     8,865    3,685

    Other Income (See Note)                                              (600)
    Stock-based compensation                  250      454     1,348    1,284

    Adjusted EBITDA                         3,314    1,444    10,213    4,369


    Note: Other Income relates to gain on sale of Custom Research Business.


    Conference call and webcast access information
    The Company has scheduled a conference call to discuss these results for later this afternoon, Wednesday, November 3, 2004 at 5:00 PM EDT. Dean A. Wiltse, CEO, will host the teleconference. Formal remarks will be followed by a question and answer session.
    The dial-in number for the live conference call beginning at 5:00 PM EDT is 973-935-2048. The password confirmation is 5279648. Please call in at 4:50PM EDT to avoid delays. A live web cast of the conference call will be available on Greenfield Online's website at http://www.greenfield.com through the "Investor Overview" link. This call will contain forward-looking statements and other material information regarding the Company's financial and operating results. In the event that any Non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://www.greenfield.com, through the "Investor Overview" link as soon as practicable after the conclusion of the conference call.
    A replay of the call will be available from 7:00 PM EDT on Wednesday, November 3 through midnight EDT on Wednesday, November 17 by telephone at 973-341-3080. The password for the replay is 5279648. The webcast of the conference call will be available for 30 days following the call at http://www.greenfield.com, through the "Investor Overview" link.

    About Greenfield Online
    Greenfield Online, headquartered in Wilton, CT, is a leading independent provider of Internet survey solutions to the global marketing research industry. The company has built and actively manages the Greenfield Online panel, a 100% double opt-in Internet-based panel of over 3.4 million individuals residing in households containing an estimated 8.8 million people. This proprietary panel allows Greenfield to supply its clients with diverse, demographically representative survey research data. For more information visit http://www.Greenfield.com.

     Company Contact:
     Cynthia Brockhoff
     Vice President - Investor Relations
     Greenfield Online
     Ph: (203)-846-5772
     Cbrockhoff@Greenfield.com

     Agency Contact:
     David Pasquale
     The Ruth Group
     Ph: (646)-536-7006
     Dpasquale@theruthgroup.com

    Safe Harbor Statement
    Certain statements in this press release and oral statements made from time to time by representatives of the company constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance and growing customer demand for online marketing research, sales bookings, bid volume, and backlog. In some cases, you can identify forward-looking statements by terminology such as, "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of these terms or other comparable terminology. The forward-looking statements contained herein are based on the Company's current expectations but they involve a number of risks and, uncertainties and do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed by the Company after the date of this release. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to our ability to maintain the size and demographic composition of the Greenfield Online panel, our panelists' responsiveness to our surveys, our reliance on our largest customers, our ability to compete with marketing research firms and other potential competitors, our ability to manage our growth and international expansion, our online business model, demand for our products and services, the strength of our brand and other risks detailed in our filings with the Securities and Exchange Commission available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                           Greenfield Online, Inc.
                         Consolidated Balance Sheets
                     ($ In Thousands, Except Share Data)
                                 (Unaudited)
                                                  September 30,  December 31,
                                                       2004          2003

                                ASSETS
    Current assets:
     Cash, restricted cash and cash equivalents     $38,431         $3,721
     Accounts receivable trade (net of allowances
      of $238 and $219 at September 30, 2004 and
       December 31, 2003, respectively)               8,403          4,234
     Prepaid expenses and other current assets        1,467            498
      Total current assets                           48,301          8,453
    Property and equipment, net                       3,872          2,420
    Other intangible assets, net                        262            311
    Security deposits                                   873            745
    Other long term assets                               34             --
      Total assets                                  $53,342        $11,929

       LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)

    Current liabilities:
     Accounts payable                                $2,538         $1,563
     Accrued expenses and other current liabilities   4,417          4,579
     Current portion of capital lease obligations     1,120            874
     Deferred revenues                                  371            394
      Total current liabilities                       8,446          7,410
    Long-term debt                                       --             --
    Capital lease obligations                           914            705
    Other long-term liabilities                          23             84
    Series C-2 redeemable preferred stock
    (aggregate liquidation preference of none and
      $2,053 at September 30, 2004 and
        December 31, 2003, respectively)
                                                         --            943
      Total liabilities                               9,383          9,142
    Series B convertible preferred stock;
      par value $0.0001 per share; 30,211,595 shares
       authorized, issued and outstanding as of
        December 31, 2003; zero authorized, issued
         and outstanding as of September 30, 2004        --          9,114
    Commitments and contingencies
    Stockholders' deficit:
    Series A convertible preferred stock; par value
     $0.0001 per share; 40,874,511 shares authorized;
       zero and 40,874,511 shares issued and outstanding
        (aggregate liquidation preference of none
          and $5,953) as of September 30, 2004 and
            December 31, 2003, respectively              --              4
    Series C-1 convertible preferred stock; par value
     $0.0001 per share; zero and 74,627,182 shares
       authorized, issued and outstanding (aggregate
         liquidation preference of none and $9,127)
          as of September 30, 2004 and December 31, 2003,
           respectively)                                 --              7
    Common stock; par value $0.0001 per share;
      100,000,000 shares authorized; 16,471,435
       and 2,054,485 shares issued and outstanding
        at September 30, 2004 and December 31, 2003,
         respectively                                     2             --
    Additional paid-in capital                      128,186         82,440
    Accumulated deficit                             (81,094)       (84,389)
    Unearned stock-based compensation                (3,004)        (4,258)
    Treasury stock, at cost; Common stock - 9,643
     and zero shares at September 30, 2004 and
      December 31, 2003, respectively                  (131)            --
    Note receivable from stockholder                     --           (131)
     Total stockholders' equity (deficit)            43,959         (6,327)
     Total liabilities, temporary equity and
      stockholders' equity (deficit)                $53,342        $11,929


                                   Three Months Ended       Nine Months Ended
                                      September 30,             September 30,
                                    2004         2003         2004      2003

    Net revenues                 $12,015       $7,048      $30,867   $17,587
    Cost of revenues
     (including stock-based
      compensation of $50 and $4,
      respectively for the three
      months ended September 30,
      2004 and 2003, and $156 and
      $13,respectively for the nine
      months ended September 30,
      2004 and 2003 and excluding
      depreciation shown below)    2,515        2,574       7,508       6,061
    Gross profit                   9,500        4,474      23,359      11,526
    Operating expenses:
    Selling, general and
     administrative (including
     stock-based compensation of
     $200 and $273, respectively
     for the three months ended
     September 30, 2004 and 2003,
     and $942 and $817, respectively
     for the nine months ended
     September 30, 2004 and 2003)  5,884        3,237      15,247       8,126
    Panel acquisition expenses       599          311       1,771       1,058
    Depreciation and amortization    388          279         851         812
    Research and development         308          167         789         451
      Total operating expenses     7,179        3,994      18,658      10,447
    Operating income               2,321          480       4,701       1,079
    Other income (expense):
     Interest income (expense), net   36          (99)        (94)       (338)
     Related party interest income
     (expense), net               (1,053)         (29)     (1,093)        (27)
     Other income (expense), net     (10)          --         (26)        600
      Total other income (expense)(1,027)        (128)     (1,213)        235
    Income before income taxes     1,294          352       3,488       1,314
    Provision for income taxes        51           17         193          80
    Net income                     1,243          335       3,295       1,234
     Less: Accretion of Series
     C-2 redeemable preferred
     stock dividends                  --           --          --         (63)
      Charge to common stockholders
      for Series B convertible
      preferred liquidation preference
      in excess of fair market
      value                      (28,054)          --     (28,054)         --
      Cumulative dividends on
      Series B convertible
      preferred stock                (46)        (168)       (382)       (504)
      Income allocable to
      participating preferred
      securities                    (131)        (139)     (1,564)       (556)
    Net income (loss) available to
    common stockholders         $(26,988)         $28    $(26,705)       $111

    Net income (loss) per share
     available to common
      stockholders:
     Basic                        $(1.91)       $0.01      $(4.39)      $0.05
     Diluted                      $(1.91)       $0.01      $(4.39)      $0.05

    Weighted average shares
      outstanding:
      Basic                       14,145        2,054       6,084       2,054
      Diluted                     14,969        2,439       6,799       2,263

SOURCE  Greenfield Online, Inc.
    -0-                             11/03/2004
    /CONTACT: Cynthia Brockhoff, Vice President - Investor Relations of Greenfield Online, +1-203-846-5772, Cbrockhoff@Greenfield.com; or Agency Contact, David Pasquale of The Ruth Group, +1-646-536-7006,
Dpasquale@theruthgroup.com, for Greenfield Online, Inc./
    /Web site:  http://www.greenfield.com /
    (SRVY)

CO:  Greenfield Online, Inc.
ST:  Connecticut
IN:  CPR ITE
SU:  ERN CCA